Exhibit 99.1

MyoKardia Announces Appointment of June Lee, M.D., as Chief Operating Officer and Radhika Tripuraneni, M.D., as Vice President, Medical Affairs

SOUTH SAN FRANCISCO, Calif. – Feb. 1, 2017 – MyoKardia, Inc. (Nasdaq: MYOK), a clinical stage biopharmaceutical company pioneering a precision medicine approach for the treatment of heritable cardiovascular diseases, today announced the appointment of June Lee, M.D., as chief operating officer, and Radhika Tripuraneni, M.D., as vice president, medical affairs.

“I am thrilled to welcome these two exceptional life sciences leaders to the MyoKardia team at this pivotal time as we expand our pipeline and advance new clinical candidates,” said Tassos Gianakakos, chief executive officer. “Their expertise and counsel will broaden our base of leadership and support our mission to change the world for patients with serious cardiovascular disease.”

Dr. Lee, the Company’s new chief operating officer, comes to MyoKardia with significant early-stage development and portfolio experience. She will be accountable for establishing MyoKardia’s portfolio planning function, as well as leading the project management and project team leader functions.

Previously, Dr. Lee was on the faculty of the University of California, San Francisco (UCSF), where she was director of the Catalyst program at the Clinical and Translational Science Institute and a professor at the School of Medicine. Catalyst is an internal UCSF accelerator for therapeutics, devices, diagnostics, and digital health technologies. A key focus of Dr. Lee’s work was identifying the most compelling discovery research and enabling and supporting its commercialization. Previously, she worked in early clinical development in cardiovascular, metabolism, respiratory, and infectious diseases at Genentech.

Dr. Lee completed her undergraduate work in chemistry at the Johns Hopkins University and earned her M.D. degree at the School of Medicine at University of California, Davis.

Dr. Radhika Tripuraneni, vice president, medical affairs, will lead MyoKardia’s medical affairs function, furthering the Company’s development of rare cardiovascular therapeutics. Dr. Tripuraneni brings more than 10 years of experience across multiple therapeutic areas, including rare and cardiovascular diseases, with particularly valuable expertise building medical affairs teams in diseases where no approved therapies exist.

Most recently, Dr. Tripuraneni was vice president, medical affairs, at Synageva BioPharma (later Alexion Pharmaceuticals) where she worked closely with physicians, medical societies and patient groups to further disease awareness and support clinical trial enrollment and execution. Previously, she was a cardiovascular medical director at Gilead Sciences, and served as global medical director and global medical affairs lead for two therapeutic areas at Genzyme.

Dr. Tripuraneni holds undergraduate degrees in business administration and liberal arts, and an M.D. degree from The University of Missouri. She did her surgical internship at Beth Israel Deaconess Medical Center in Boston, a major teaching hospital of Harvard Medical School. She earned a master’s of public health degree from Harvard University.

About MyoKardia

MyoKardia is a clinical stage biopharmaceutical company pioneering a precision medicine approach to discover, develop and commercialize targeted therapies for the treatment of serious and rare cardiovascular diseases. MyoKardia’s initial focus is on the treatment of heritable cardiomyopathies, a group of rare, genetically-driven forms of heart failure that result from biomechanical defects in cardiac muscle contraction. MyoKardia has used its precision medicine platform to generate a pipeline of therapeutic programs for the chronic treatment of the two most prevalent forms of heritable cardiomyopathy—hypertrophic cardiomyopathy, or HCM, and dilated cardiomyopathy, or DCM. MyoKardia’s most advanced product candidate, MYK-461, is an orally-administered small molecule designed to reduce excessive cardiac muscle contractility leading to HCM and has been evaluated in three Phase 1 clinical trials. MyoKardia is currently studying MYK-461 in the Phase 2 PIONEER-HCM trial in symptomatic, obstructive HCM (oHCM), a subset of HCM for which the U.S. Food and Drug Administration (FDA) has granted Orphan Drug Designation. MYK-491, the second clinical candidate generated by MyoKardia’s product engine, is designed to increase the overall force of the heart’s contraction in DCM patients by increasing cardiac contractility. MyoKardia is currently evaluating MYK-491 in a Phase 1 study in healthy volunteers; topline data is expected in the third quarter of 2017. A cornerstone of the MyoKardia platform is the Sarcomeric Human Cardiomyopathy Registry, or SHaRe, a multi-center, international repository of clinical and laboratory data on individuals and families with genetic heart disease, which MyoKardia helped form in 2014. MyoKardia believes that SHaRe, currently consisting of data from approximately 10,000 individuals, is the world’s largest registry of patients with heritable cardiomyopathies. MyoKardia’s mission is to change the world for patients with serious cardiovascular disease through bold and innovative science. For more information, please visit www.myokardia.com.

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Beth DelGiacco

Stern Investor Relations, Inc.

212-362-1200

beth@sternir.com

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Edelman

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